Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by bleuacacia ltd, a Cayman Islands exempted company (the “Company”), of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: June 21, 2021

/s/ Lew Frankfort
Name: Lew Frankfort